Endeavor IP, Inc. Announces 14:1 Forward Stock Split Effective September 2, 2013

Endeavor IP, Inc., an intellectual property services and patent licensing company, is completing a fourteen-for-one forward stock split of its issued and outstanding common stock.

Half Moon Bay, CA ( PRWEB ) August 28, 2013 --Endeavor IP, Inc. (OTCQB: ENIP) ( “Endeavor”), an intellectual property services and patent licensing company, today announced a fourteen-for-one forward stock split of its issued and outstanding common stock (the "Forward Split").  Following the Forward Split each share of our common stock outstanding will represent 14 shares of common stock, on a post-split basis.

At the market opening on September 2, 2013, Endeavor’s common stock will begin trading on a post-split adjusted basis. Endeavor’s ticker symbol of "ENIP" will remain unchanged as a result of the Forward Split, although a "D" will be appended ("ENIPD") for 20 business days thereafter.

Shareholders holding common stock will not be required to take any action and each share of common stock outstanding prior to the effective time of the split will thereafter represent the number of shares of common stock, on an adjusted post-split bases, following the effective time of the split.  Shares of common stock held in brokerage accounts should also be credited with the split amount without further action.  For more information, brokerage customers should contact their brokerage representative.

The Forward Split will increase the number of issued and outstanding shares to 42,800,002.  Dr. Cameron Gray, Endeavor’s Chief Executive Officer said, "We are pleased to announce the implementation of our forward split which we expect to encourage more liquidity in our stock trading.  "

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property. Endeavor is based in Half Moon Bay, CA.
www.enip.com

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact Information
Dr. Cameron Gray
Endeavor IP, Inc.
+1 (650) 440-5240